UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 26, 2010

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 S. First Avenue
Walla Walla, Washington  99362
(Address of principal executive offices and zip code)

(509) 527-3636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective January 26, 2010, Banner Corporation (the “Company”) entered into an indemnification agreement with each of the Company’s directors, consisting of the following individuals: Robert D. Adams, Gordon E. Budke, David B. Casper, Edward L. Epstein, Jesse G. Foster, D. Michael Jones, David A. Klaue, Constance H. Kravas, Robert J. Lane, John R. Layman, Dean W. Mitchell, Brent Orrico, Wilber Pribilsky, Gary Sirmon and Michael M. Smith.

Each indemnification agreement provides generally that the Company will hold harmless and indemnify the director to the fullest extent permitted by law against any and all losses, claims, damages and liabilities, including but not limited to judgments, fines, amounts paid in settlement and any related expenses, incurred with respect to any proceeding in which the director is or is threatened to be made a party by reason of the fact that he or she is or was serving as a director of the Company or, at the request of the Company, is or was serving as a director, officer, employee, trustee or agent of the Company or of another entity.  Each indemnification agreement further provides that, upon the director’s request, the Company will advance expenses to the director, subject to the director’s agreeing to repay the advanced funds if it is ultimately determined, by a final, non-appealable court decision, that he or she is not entitled to be indemnified for such expenses.  In addition, each indemnification agreement requires the Company to use its best efforts to maintain in effect director and officer liability insurance coverage containing substantially the same terms and conditions as the director and officer liability insurance policy in effect at the time the indemnification agreement was entered into.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits

10.1           Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANNER CORPORATION

Date: January 29, 2010	By: /s/D. Michael Jones
D. Michael Jones
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement

4